Exhibit 99.1

TPI Reports First Quarter Fiscal Year 2012 Financial Results

CHENGDU, China, Nov. 14, 2011

Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (TCM), branded generics and active pharmaceutical ingredients (API) announced financial results for the first quarter of Fiscal Year 2012.

First quarter fiscal year 2012 ending September 30, 2011 financial highlights

•	1Q FY2012 revenue decreased 20.5% year over year to $17.5 million from $22.0 million in 1Q FY2011,
•	1Q FY2012 operating income delivered $2.2 million, decreasing 52.2% from $ 4.6 million in 1Q FY2011,
•	Net Income decreased 55.9% to $1.5 million from $3.4 million in 1Q FY2011,
•	Earnings per share of $0.05 per basic share, or $0.05 per diluted share, compared with $0.12 per basic share, or $0.11 per diluted share in 1Q FY2011,
•	Cash and cash equivalents totaled $33.3 million on September 30, 2011,
•	Operating cash flow of 1Q FY2012 improves to $3.6 million, 140% gain from 1Q FY2011.

1Q FY2011 Results

	1Q FY2010	1Q FY2010	YoY
Sales	$17.5 million	$22.0 million	-20.5%
Gross Profit	$5.9 million	$10.8 million	-45.4%
Operating Income	$2.2 million	$4.6 million	-52.2%
Net Income	$1.5 million	$3.4 million	-55.9%
EPS (Diluted)	$0.05	$0.11	-54.5%
Diluted Shares	29.4 million	29.9 million	-1.6%

Sales for the quarter ended September 30, 2011 was $17.5 million, a decrease of 20.5% as compared to $22.0 million for the quarter ended September 30, 2010. The sales decrease was mainly due to 1) pricing pressure on our generic pharmaceuticals, 2) the governmental policies to prioritize Essential Drug List (EDL) drug sales that simultaneously reduce both the sales and margins of higher margin generic pharmaceutical sales, and 3) in the prior year, ahead of the current healthcare reform policies being enforced, our downstream customers had significantly built up their inventory which led to a revenue gain of 63.7% for TPI in the quarter ended September 30, 2010.

We have been exploring various strategies to maintain the growth momentum. In addition to the upcoming JCM macrolide API revenue, we emphasize on the TMT distribution revenue that consists of mainly EDL drugs which totaled $4.2 million in this quarter. We also focus on AAA and AA hospitals in major cities of China to develop the high-end hospital pharmaceutical market while previously we had targeted large but dispersed markets in rural areas. Our top five products by sales are: GMOL: $2.9 million; APU: $0.93 million; AZI: $0.48 million; XLCC: $0.64 million; and QR: $0.61 million. These products totaled $5.6 million in sales, representing 32% of the quarterly revenue.

Cost of Sales for the quarter ended September 30, 2011 was $11.7 million or 66.6% of sales as compared to $11.1 million or 50.4% of sales for the quarter ended September 30, 2010. The increase of our cost of sales from the previous year was due to 1) generic pricing pressure that reduces the product margin, 2) distribution business through TMT with low gross margin, and 3) increase of raw material costs.

Gross Margin for the quarter ended September 30, 2011 was 33.4% as compared to 49.3% for the quarter ended September 30, 2010. Our organic product portfolio delivered 42.1% gross margins, 7.2% lower than 49.3% a year earlier. Given the blend of the TMT lower margin distribution revenue and gross margin reduction under the current pricing trend, we anticipate that our overall gross margin, on a quarterly comparison basis, may trend lower, but on a sequential basis should stabilize or improve depending upon the revenue mix percentages of TMT revenue, upcoming JCM API revenue as compared to the proprietary portfolio's revenue performance.

Operating Expenses were $3.7 million for the quarter ended September 30, 2011, as compared to $6.2 million for the three months ended September 30, 2010. The decrease in operating expenses is mainly associated with the quarterly sales and in the prior year, there was a one-time restricted stock compensation impact of approximately $1.5 million in the quarter ended September 30, 2010.

Net Income was $1.5 million for the quarter ended September 30, 2011, as compared to net income of $3.4 million for the quarter ended September 30, 2010. Net profit margins decreased to 8.6% from 15.5% for the comparable period in 2010. This is the result of sales decrease along with gross margin compression in the quarter.

Diluted earnings per share for the quarter ended September 30, 2011 were $0.05 based on 29.4 million shares, a decrease of 54.4% from the earnings of $0.11 per diluted share for the quarter ended September 30, 2009, based on 29.9 million shares.

Balance Sheet and Cash Flow

As of September 30, 2011, we had cash and cash equivalents of $33.3 million. Net cash generated from operating activities was $3.6 million for the quarter ended September 30, 2011, a gain of 140% over $1.5 million operating cash flow for the quarter ended September 30, 2010. The improvement in operating cash flow was primarily the result of accounts receivable collection and reduced inventory. The Days Sale Outstanding (DSO) is currently at 36 days improving from the previous 46 days. We believe that TPI is adequately funded to meet all of the working capital and capital expenditure needs for fiscal year 2012.

Business Development & Outlook

New formulation development for Gingko Mihuan (GMOL)

In November, we announced the formulation expansion program for our flagship product Gingko Mihuan Oral Liquid (GMOL), which is used nationwide in China to treat brain ischemia and infarction, coronary heart diseases, memory dysfunction and other neurological disorders.

For our elderly patients who are also afflicted by gastrointestinal ailments, our current oral liquid formulation shows an efficient absorption rate after intake. Our new capsule formulation of GMOL is more convenient to carry while traveling, adding to its ease of use for those long term treatment users. Furthermore, the cost of production and packaging material prices for liquid formulation has been rising during the recent years and therefore, the capsule formulation will reduce the overall cost of sales by 70% while extending the expiration period to 3 years from the current 2 years for oral liquid form. The new capsule formulation is expected to support the revenue growth of GMOL at approximately 30% year over year and improve the gross margin of GMOL products to 75% or higher. TPI will also apply for patent protection for the new formulation. The R&D cost associated with the program is estimated at $1-2 million.

Jiangchuan Macrolide Project (JCM)

We completed the 240-ton JCM construction in September 2011 for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. Currently, JCM is under GMP certification following the internal quality assessment and the environmental safety and impact assessment.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, which requires pharmaceutical companies to be in compliance by 2013, TPI initiated the process of optimizing the manufacturing facilities and production lines. Concurrently, the city of Chengdu has re-designated various industrial parks of nearby counties to be dedicated to particular industries such as automotive, biotechnologies, pharmaceuticals and chemical engineering for individual locations. As a consequence, TPI's manufacturing facility at the Longquan district, east of Chengdu, which is designated for automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is dedicated to pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company's recently completed Jiangchuan macrolide facility (JCM) which is also located south of Chengdu. The proposed relocation project also includes our TCM pre-extraction plant which is located near the center of Chengdu city, surrounded by rapidly expanding residential area.

The QLF is estimated to be 80 mu or 53,000 m2. Both pre-extraction plant and the formulation plant are scheduled to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards is expected to relieve the current capacity saturation at TPI's facilities. The re-location and construction cost is estimated at $25 million for Phase I which, when completed in 2012, will expand the current capacity by 30%. For Phase II QLF, an additional $10 million may be employed to double the current capacity by 2013.

Fiscal Year 2012 Financial Guidance

Based on the upcoming JCM macrolide API revenue which is expected in the second quarter of fiscal year 2012 and the current pricing pressure on generic pharmaceuticals, together with the evolving government policies amid ongoing healthcare reform, we forecast our fiscal year 2012 revenue of $100 million and net income guidance of $11 million. Our projection is also based on: 1) JCM upcoming revenue for primarily the second half of fiscal year 2012; 2) reduced generic portfolio sales but relatively steady revenue from the flagship product portfolio; 3) capacity optimization and relocation of TPI's manufacturing facilities; and 4) steady TMT distribution revenue.
Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate

Conference Call

Senior management of TPI will host its earnings conference call for the first quarter of fiscal year 2012 ending September 30, 2011 will be held at 8:30 a.m. Eastern Time on Monday, November 14, 2011. Interested parties may access the call by dialing 1-888-846-5003 (toll-free) or 1-480-629-9856 (International). The conference ID is 4486385. It is advisable to dial in approximately 5 minutes prior to the start of the call. A replay will be available by calling 1-877-870-5176 (toll-free) or 1-858-384-5517 (International), from November 14, 2011 at 11:30 am Eastern Time to November 28, 2011 at 11:59 pm Eastern Time. Replay pin number: 4486385. This call is being web cast by ViaVid Broadcasting and can be accessed at the following link:
 http://viavid.net/dce.aspx?sid=00008F90

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI's pipeline targets various high incidence healthcare indications.

For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
Investors Contact: ir@tpi.asia
Web: http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
+86 134-36-550011 (China)
Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

Consolidated Balance Sheets
	September 30,	June 30,
	2011	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$33,307,292	$31,724,906
Restricted cash	1,533,700	-
Accounts receivable, net of allowance for doubtful accounts of $140,228
and $421,079 at September 30, 2010 and June 30, 2011, respectively	8,816,728	9,036,030
Inventory	4,168,027	4,932,353
Advance payments	669,687	1,639,820
Other current assets	113,419	62,951
Total current assets	48,608,853	47,396,060

Property and equipment, net	27,770,668	27,465,915

Intangibles, net	17,945,668	15,339,194

Total assets	$94,325,189	$90,201,169

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,913,515	$2,063,792
Accounts payable – construction related	1,606,446	1,824,067
Short-term bank loans	4,382,000	2,784,600
VAT taxes payable	390,033	674,974
Income taxes payable	572,251	930,418
Other taxes payable	75,214	124,154
Other current liabilities	396,017	519,602
Total current liabilities	10,335,476	8,921,607

Total liabilities	10,335,476	8,921,607

Equity
Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	29,396	29,396
29,396,276 shares issued and outstanding at September 30, 2011 and June 30, 2011
Additional paid-in capital	30,065,452	30,065,452
Statutory reserve	5,409,764	5,409,764
Treasury stock	(111,587)	(111,587)
Retained earnings	40,899,258	39,374,018
Accumulated other comprehensive income	7,024,806	6,077,299
Total stockholders' equity	83,317,089	80,844,342

Noncontrolling interest	672,624	435,220

Total equity	83,989,713	81,279,562

Total liabilities and equity	$94,325,189	$90,201,169

Consolidated Statements of Operations and Comprehensive Income (Unaudited)
	For the Three Months Ended
	September 30,
	2011	2010

Sales	$17,528,578	$21,950,814

Cost of sales	11,675,529	11,139,689

Gross profit	5,853,049	10,811,125

Operating expenses:
Selling expenses	2,477,326	3,962,139
General and administrative expenses	1,019,122	2,025,087
Research and development expenses	210,715	257,975
Total operating expenses	3,707,163	6,245,201

Income from operations	2,145,886	4,565,924

Other income (expenses):
Interest income	34,961	132,766
Interest expense	(49,845)	(119,507)
Change in fair value of warrants	-	(273,017)
Other expenses	(4,718)	-
Total other income (expenses)	(19,602)	(263,811)

Income before provision for income taxes	2,126,284	4,302,113

Provision for income taxes	619,067	905,439

Net income	1,507,217	3,396,674

Less: Net loss attributable to noncontrolling interest	(18,023)	(7,844)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	1,525,240	3,404,518

Basic earnings per share	$0.05	$0.12
Diluted earnings per share	$0.05	$0.11

Weighted average number of common shares outstanding
Basic	29,396,276	27,891,488
Diluted	29,396,276	29,945,191

Consolidated Statements of Comprehensive Income (Unaudited)
	For the Three Months Ended
	September 30,
	2011	2010

Net income	$1,507,217	$3,396,674

Other comprehensive income
Foreign currency translation adjustment	947,507	952,882

Comprehensive income	2,454,724	4,349,556

Less: comprehensive income attributable to noncontrolling interest	237,404	211,319

Comprehensive income attributable to Tianyin Pharmaceutical Co., Inc.	$2,217,320	$4,138,237

Consolidated Statements of Cash Flows (Unaudited)
	For the Three Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net Income	$1,507,217	$3,396,674
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	286,668	314,116
Change in fair value of warrants	-	273,017
Share-based payments	-	1,269,170
Bad debt expense	43,558	-
Changes in current assets and current liabilities:
Accounts receivable	699,626	(843,012)
Inventory	820,036	(1,552,067)
Advance payments	581,122	-
Other current assets	(63,523)	(93,032)
Accounts payable and accrued expenses	828,517	(189,572)
Accounts payable – construction related	(238,357)	(1,139,900)
VAT taxes payable	(292,196)	(111,405)
Income taxes payable	(368,238)	40,316
Other taxes payable	(50,282)	66,462
Dividends payable	-	(18,138)
Other current liabilities	(129,363)	133,153
Total adjustments	2,117,568	(1,850,892)

Net cash provided by operating activities	3,624,785	1,545,782

Cash flows from investing activities:
Addition to property and equipment	(921)	(1,922,700)
Addition of construction in progress	(112,898)	-
Additions to intangible assets – land use right	(1,815,804)	-
Additions to intangible assets – drug	(765,282)	-

Net cash used in investing activities	(2,694,905)	(1,922,700)

Cash flows from financing activities:
Restricted cash	(1,530,564)	-
Proceeds from short-term bank loan	1,561,800	-
Dividends paid	-	(54,857)

Net cash provided by (used in) financing activities	31,236	(54,857)

Effect of foreign currency translation on cash	621,270	311,912

Net increase (decrease) in cash and cash equivalents	1,582,386	(119,863)

Cash and cash equivalents – beginning	31,724,906	27,009,066

Cash and cash equivalents – ending	$33,307,292	$26,889,203

Supplemental disclosures of cash flow information
Cash paid for interest	$49,845	$79,186
Cash paid for income taxes	$987,304	$37,604

SOURCE Tianyin Pharmaceutical Co., Inc.